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                                                                    Exhibit 23.3
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July 24, 2000

Mr. Doug Shumaca
Sr. Vice President & Chief Financial Officer
ITC Delta Com, Inc.
1791 O. G. Skinner Drive
P. O. Box 510
West Point, GA  31833

Dear Mr. Shumaca:

As we discussed in our telephone conversation, ViryaNet (the "Company") is in the process of preparing a Registration Statement on Form F-1 (the "Registration Statement") which will be filed with the U.S. Securities and Exchange Commission (the "SEC") and which relates to the initial public offering of shares of the Company's common stock. This letter is to notify you that as part of the disclosure in the Registration Statement, we have identified ITC Delta Com, Inc. as a client of the Company.

This potential public offering of our shares is not yet public information. THEREFORE, WE REQUEST THAT THIS MATTER BE KEPT IN THE STRICTEST CONFIDENCE.

We hereby request your permission to (i) disclose the relationship between the Company and ITC Delta Com, Inc., (ii) use the ITC Delta Com, Inc.'s name and logo, and (iii) include the project description in the form set forth on Exhibit A hereto, in any preliminary or final Registration Statement or prospectus
relating to the initial public offering of the Company's common stock.   Please
acknowledge your consent by countersigning below. By countersigning below, you also consent to the filing of this letter with, or other provision of this letter to, the SEC, as may be required by the rules promulgated by the SEC.
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July 24, 2000
Page Two


Thank you for your attention to this matter. If you have any questions, please feel free to call me at (508) 490-8600.

Sincerely,


/s/ Samuel HaCohen
Samuel HaCohen
Chairman and Chief Executive Officer

Acknowledged:

ITC Delta Com, Inc.



/s/ Doug Shumaca
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By:


Title:
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                                   EXHIBIT A

ITC Deltacom

ITC Deltacom, a full-service telecommunications provide serving business customers throughout the southeastern United States, is implementing Service Hub to create operational efficiencies and increase customers satisfaction.
ITC Deltacom has implemented the contract administration, workforce management and service supply chain modules of Service Suite, along with parts of Service Hub required for internet access. By using Service Hub technology, ITC Deltacom is integrating several of its existing applications, including system provisioning, customer relationship management and accounting. In addition, Service Hub can make data from our Service Suite modules accessible over the internet and allow ITC's 250 field engineers to access call information through an internet connection from their laptops. ITC Deltacom is also engaged in a pilot program to manage field engineers via handheld devices connected to our Mobile FE product over the internet.